Exhibit 99.2

Ask Me Anything (AMA): Answering Investors’ Recently Asked Questions

Welcome to another installment of Soluna’s AMA (Ask Me Anything) series, where you — our readers and our followers on Twitter and LinkedIn — can get your questions answered.

In this Q&A, John Belizaire, CEO of Soluna, answers shareholders’ and potential investors’ most-asked questions.

Learn how to submit your questions at the end of this AMA.

Regarding future site projects, how will you guys decide whether to pursue HPC vs BTC hosting? It seems like other companies in the space have almost completely pivoted to HPC/AI.

For each project, we perform a feasibility study on its applicability for Bitcoin and AI. For AI, we are looking for large land sites, power access matching market demand (80-100MW+ with growth potential), connectivity, and access to backup power. Projects that score high on Bitcoin and AI will have dual uses, and some may be only Bitcoin. The Bitcoin portion allows us to deliver Curtailment Mitigation solutions to our partners rapidly. While AI can take 18-24 months to develop and construct. By strategically mixing the two at certain sites, we get the best of both worlds.

For us, it’s not purely about the compute, but partnering with the grid and green energy operators to solve a problem. For each project, we will balance the needs of the grid and market to best select the mix of compute. Our behind-the-meter structure allows us flexibility.

Texas is vast and composed of many different biomes, with Project Kati in a very different area from Dorothy. How will you mitigate and cope with the increased humidity at Project Kati?

For each project, we get 4 years of historical weather data (everything from temperature, humidity, to wind speeds and pressure) and use that in our models to optimize our layout and designs for that specific location. This can include reinforcements on the buildings, foundations, as well as different airflow filtration methods to accommodate local conditions.

Humidity really becomes a concern when it condenses, for example, so we have mitigation factors in place to avoid condensation.

Please recall that our first site (Edith) was in Washington state, and Sophie is in Kentucky, so we have existing experience with various biomes as well.

When do you anticipate the 1GW being energized? Updating anticipated energization timelines would be very helpful.

We don’t publish energization timelines, but we have published a growth trajectory based on our typical 12-18 months from term sheet to shovel readiness. Project Dorothy is already ramping up. We just started Project Kati, and it is expected to ramp through the middle of next year. The remaining projects (Annie, Rosa, Hedy, Ellen, Gladys, Fei) are moving along well, and we expect 1-2 of them to mature in 2026. The ramp of computing and energy capacity can be found in our 2025 Earnings Power presentation on our website.

It is unclear whether the deal with Canaan is an EXPANSION or REPLACEMENT of hosting clients at Dorothy. Please clarify.

The 20MW Canaan deal replaces existing customers at Project Dorothy 1A that are scheduled to terminate. We hope this is the first of a long series of deals with Canaan – a leading innovator in the Bitcoin Mining space.

Regarding Project Kati, Soluna has confirmed that $20M funding is coming from Spring Lane Capital for 35 MW. You have then advised 48MW with Galaxy; Are they funding, or if not, who’s funding?

Project Kati 1 – the first 83MW, including the 48MW with Galaxy – will be funded by a combination of equity investments from Soluna and Spring Lane Capital, and the $100M Generate credit facility.

It’s not always easy to see the outstanding shares and warrants as they are constantly increasing. For example, on 09/23, it was 47 million shares outstanding, and then on 09/24, it was 61.5 million. When you provide your monthly updates, are you able to provide an up-to-date, easy-to-read guide of what shares are outstanding, what warrants are outstanding, and at what price they can be exercised?

Because of financial compliance reasons, we can only disclose this information after it’s been audited by our accountants. That happens quarterly and is published in our quarterly filings (10Q) and annual reports (10K). Our Q3 filing is coming up in November. You can see the latest capitalization table and more information about capital formation activities.

How about some basic financial info? Like the use of the ATM, the use of capital, and the economics of your announced deals? Everyone would like to know what your capitalization plans are now with this large ATM.

We need a clear view of what you plan and finance.

An update on our financials will appear in our Q3 financials and filings next month. In the materials we’ll provide you with an update on our capital formation plans, use of our ATM, and more.

What are Soluna’s plans with the cash raised from Q3/Q4? Building more equity in Dorothy 2, Kati 1&2, and other pipeline projects? Accelerating timelines? Paying off debt? Paying off the pref dividends? All of the above?

Our goal is to use our project-level debt and equity tools – Spring Lane and Generate – along with our parent company tools – ATM, Equity, and SEPA – to raise capital for our shovel-ready projects and over 1GW+ pipeline. We intend to invest in projects including, but not limited to: Dorothy 2, Kati 1, and the upcoming development projects, namely Hedy, Ellen, Annie, Gladys, and Fei.

We are also working on the development of Kati-2 for AI, including land acquisition, substation upgrades, and design development engineering activities.

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